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                                                                    EXHIBIT 12.1

                  CITGO PETROLEUM CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1997       1996       1995       1994       1993
                                          --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Income before provision for income
  taxes................................   $297,499   $197,250   $215,872   $301,233   $260,697
  Distributions in excess of equity
     earnings of affiliates............     27,282      9,677         --         --         --
  Equity earnings (losses) in excess of
     distributions.....................         --         --     (4,490)    (3,930)    (3,808)
  Equity in losses of certain
     investees.........................      2,614      5,245      5,187         68        183
  Interest.............................    125,492    113,989    106,568     77,792     79,354
  Amortization of previously
     capitalized interest..............      4,115      3,600      3,440      3,039      2,833
  Portion of rent representative of
     interest factor...................     13,000     11,000     10,928     11,305     11,173
                                          --------   --------   --------   --------   --------
     Income as adjusted................   $470,002   $340,761   $337,505   $389,507   $350,432
                                          ========   ========   ========   ========   ========
Fixed charges
  Interest expense.....................   $125,492   $113,989   $106,568   $ 77,792   $ 79,354
  Capitalized interest.................      7,000     12,000      5,000     12,000      4,000
  Portion of rent representative of
     interest factor...................     13,000     11,000     10,928     11,305     11,173
                                          --------   --------   --------   --------   --------
     Total fixed charges...............   $145,492   $136,989   $122,496   $101,097   $ 94,527
                                          ========   ========   ========   ========   ========
Ratio of earnings to fixed charges.....       3.23x      2.49x      2.76x      3.85x      3.71x
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